RESTRICTED STOCK AWARD AGREEMENT

Corporation:	Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)

Awardee:	[Employee name] (“Participant”)

Plan:	Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan (the “Plan”)

Award:	[XXX] shares of Corporation’s Common Stock (“Restricted Stock”)

Grant Date:	__________ ___, 20___ (“Grant Date”)

Corporation and Participant agree as follows:
1.    Defined Terms. Capitalized terms not otherwise defined in this Restricted Stock Award Agreement (this “Agreement”) have the meanings given them in the Plan.
2.    Grant of Restricted Stock. As of the Grant Date, Corporation has granted to Participant the Restricted Stock.
3.    Acknowledgment. Participant acknowledges that the Restricted Stock is subject to the restrictions set forth in Section 5 of this Agreement (the “Restrictions”) and all the terms and conditions set forth in this Agreement and in the Plan.
4.     Restriction Period. The Restrictions will apply to the Restricted Stock during the period of time (the “Restriction Period”) commencing on the Grant Date and ending on the first to occur of:
(a)    The _____ anniversary of the Grant Date; or
(b)    The end of Participant’s continuous employment with the Company or a Subsidiary by reason of:
(i)    death;

(ii)     Disability; or
(iii)    a Change of Control.
For purposes of this Agreement, “continuously employed” means the absence of any interruption or termination of Participant’s employment with Corporation or with a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by Corporation or in the case of transfers between locations of Corporation and its Subsidiaries.
5.     Restrictions during Restriction Period. Subject to Section 6.6(a) of the Plan, during the Restriction Period:
(a)    Participant may not sell, assign, pledge, transfer, encumber or otherwise dispose of the Restricted Stock; and
(b)    In the event Participant ceases to be continuously employed by the Company or a Subsidiary prior to the expiration of the Restriction Period for any reaon other than death, Disability, or in connection with a Change of Control, Participant will immediately and automatically forfeit all shares of Restricted Stock subject to the Award, the Restricted Stock will automatically revert to Corporation, and Participant will cease to have any rights with respect to such Restricted Stock.
6.    Rights during Restriction Period. During the Restriction Period for the Restricted Stock, Participant will have all the rights of a stockholder with respect to the Restricted Stock, including without limitation the right to exercise all voting rights with respect to the Restricted Stock and the right to receive cash dividends with respect to the Restricted Stock. Stock dividends issued with respect to Restricted Stock will be treated as additional shares of Restricted Stock covered by the Award and will be subject to the same Restrictions.

7.     Vesting of Awards. Upon the Vesting of any Restricted Stock (due to expiration of the Restriction Period for that Award), the Shares previously subject to such Award will no longer be subject to the Restrictions.
8.     Tax Withholding. Corporation will have the right to deduct from the Restricted Stock any federal, state, or local taxes of any kind required by law to be withheld with respect to such Restricted Stock or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. Participant must make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment until such obligations are satisfied. Participant may elect that all or any part of such withholding requirement be satisfied by retention by Corporation of a portion of the Shares that may Vest or by delivering to Corporation other Shares held by Participant. If such election is made, the Shares so retained or delivered shall be credited against such withholding requirement at the Fair Market Value per Share of such Shares on the date of such delivery. In no event will the fair market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
9.    Miscellaneous.
(a)    Compliance With Law. Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws.
(b)    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Participant).
(c)    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
(d)    No Employment Rights. The grant of the Restricted Stock under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Restricted Stock and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Participant any right to be employed or remain employed by Corporation or any of its Subsidiaries, nor limit or affect in any manner the right of Corporation or any of its Subsidiaries to terminate the employment or adjust the compensation of Participant.
(e)    Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Corporation or any of its Subsidiaries.
(f)    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall adversely affect the rights of Participant under this Agreement without Participant’s written consent, and (ii) Participant’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code.
(g)    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(h)    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
(i)    Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of Corporation.
(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[signature page follows]
        IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has executed this Agreement, effective as of _________, ___, 20__.

Corporation:	LOUISIANA-PACIFIC CORPORATION _____________________________________ By: [officer name] Its: [officer title]
Participant:
[Participant name]